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                                                                    Exhibit 2.2

                             STOCK PLEDGE AGREEMENT


         THIS STOCK PLEDGE AGREEMENT (the "Agreement"), entered into as of this 31st day of December, 1999, by and between BEACHSIDE HOLDING, LLC, a Georgia limited liability company (the "Pledgor"), and Lahaina Acquisitions, Inc., a Colorado corporation, and ACCENT MORTGAGE SERVICES, INC., a Georgia corporation (collectively, the "Pledgee").

                                   WITNESSETH

         WHEREAS, NP Holding, LLC on even date herewith has delivered a Non-Recourse Purchase Money Note payable to Pledgee in the original principal amount of $3,000,000 (the "Note"); and

         WHEREAS, to secure the payment and performance of all obligations of NP Holding, LLC under the Note, the Pledgor wishes to pledge to the Pledgee all of its right, title and interest in 660,000 shares of common stock of Lahaina Acquisitions, Inc. currently owned by Pledgor (the "Stock");

         NOW, THEREFORE, the parties hereby agree as follows:

         1. WARRANTY. Pledgor hereby represents and warrants to the Pledgee that except for the security interest created hereby, the Pledgor owns the stock free and clear of all liens, charges and encumbrances, that the Stock is duly issued, fully paid and nonassessable, and that Pledgor has the unencumbered right to pledge its Stock.

         2. SECURITY INTEREST. Pledgor hereby unconditionally grants and assigns to the Pledgee, its successors and assigns, a continuing security interest in and to the Stock. The Pledgor has delivered to and deposited with the Pledgee herewith all of its right, title and interest in and to the Stock, together with certificates representing the Stock and stock powers endorsed in blank by Pledgor, as security for the payment and performance of all obligations of Pledgor to the Pledgee under the Note, or any extension, renewal, amendment or modification of the foregoing, however created, acquired, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. Beneficial ownership of the Stock, including, without limitation, all voting, consensual and dividend rights, shall remain in the Pledgor until the occurrence of an Event of Default (as defined below) and until the Pledgee shall notify Pledgor of the Pledgee's exercise of voting rights to the Stock pursuant to Section 8 of this Agreement.

         3.     ADDITIONAL SHARES. In the event that, during the term of this
Agreement:

                (a) any stock dividend, stock split, reclassification, readjustment or other change is declared or made in the capital structure of Pledgee, all new, substituted and additional shares, or other securities, issued by reason of any such change and received by Pledgor or to which Pledgor shall be entitled shall be immediately delivered to the

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         Pledgee, together with stock powers endorsed in blank by Pledgor, and shall thereupon constitute Stock to be held by the Pledgee under the terms of this Agreement; and

                (b) subscriptions, warrants or any other rights or options shall be issued in connection with the Stock, all new stock or other securities acquired through such subscriptions, warrants, rights or options by Pledgor shall be immediately delivered to the Pledgee and shall thereupon constitute Stock to be held by the Pledgee under the terms of this Agreement.

         4. DEFAULT. In the event of a default under the terms of the Note or a default under the terms of this Agreement (any of such occurrences being referred to as an "Event of Default"), after ten (10) days' written notice to Pledgor, Pledgee shall have the right to take title to the Stock and shall deposit the Stock as treasury stock of Lahaina Acquisitions, Inc. The value of such Stock shall be determined by the closing price of shares of common stock of Lahaina Acquisitions, Inc. as quoted on the OTC Bulletin Board on the date the title of such shares is transferred to Pledgee. In the event the value of shares is not sufficient to pay such expenses, interest, principal, obligations and damages, the Pledgor shall not be liable to the Pledgee for any such deficiency.

         5. EXPENSES. Each party shall be responsible for the payment of their expenses incurred in connection with this Agreement.

         6. RETURN OF STOCK TO PLEDGOR. Upon payment in full of all principal and interest on the Note and full performance by the Pledgor of all covenants, undertakings and obligations under the Note, the Pledgee shall immediately return to the Pledgor all of the then remaining Stock and all rights received by the Pledgee as agent for the Pledgor as a result of its possessory interest in the Stock.

         7. PLEDGOR'S OBLIGATIONS ABSOLUTE. The obligations of the Pledgor under this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against any other person, nor against other security or liens available to the Pledgee or its successors, assigns or agents. The Pledgor hereby waives any right to require that an action be brought against any other person or to require that resort be had to any security or to any balance of any deposit account or credit on the books of the Pledgee in favor of any other Person prior to any exercise of rights or remedies hereunder, or to require resort to rights or remedies of the Pledgee in connection with the Note.

         8.     VOTING RIGHTS.

                (a) For so long as the Note remains unpaid, after an Event of Default, (i) the Pledgee may, upon five (5) days' prior written notice to the Pledgor of its intention to do so, exercise all voting rights, and all other ownership or consensual rights of the Stock, but under no circumstances is the Pledgee obligated by the terms of this Agreement to exercise such rights, and (ii) Pledgor hereby appoints the Pledgee, which appointment shall be effective on the fifth day following the giving of notice by the Pledgee as provided in the foregoing Section 8(a)(i), Pledgor's true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote the Stock in any manner the Pledgee deems advisable


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         for or against all matters submitted or which may be submitted to a vote of shareholders. The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable.

                (b) For so long as Pledgor shall have the right to vote the Stock, Pledgor covenants and agrees that it will not, without the prior written consent of the Pledgee vote or take any consensual action with respect to the Stock which would constitute a default under this Agreement.

         9. DIVIDENDS. The Pledgor shall be entitled to receive and retain any and all dividends and other payments in respect of the Stock provided, however, that any and all:

                  (a) dividends paid or payable other than in cash, and instruments and other property received or receivable in respect the Stock;

                  (b) dividends and other distributions paid or payable in cash in respect of any Stock in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

                  (c) cash paid or payable in redemption of, or in exchange for, any Stock,

shall be delivered to the Pledgee to hold as collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Pledgee and be segregated from the other property or funds of the Pledgor (with any necessary endorsement).

         10.      RELEASE OF STOCK.

                  (a) ESTABLISHMENT OF BROKERAGE ACCOUNT. Pledgor and Pledgee shall on or before January ___, 2000 establish a joint account (the "Escrow Fund") with Morgan Stanley Dean Witter ("Morgan Stanley") and shall deposit the Stock in the Escrow Fund. Upon the opening of the joint account, the parties agree to deliver joint written instructions to Morgan Stanley to dispose of the Stock in accordance with the terms of this Agreement. On December 31, 2000, all Stock remaining in the Escrow Fund shall be delivered to Pledgee unless any Disputes (as defined below) remain unpaid, a number of shares of Stock equal to the aggregate dollar amount of such Disputes (as shown in the Notice of Dispute) shall be retained by Morgan Stanley in the Escrow Fund (and the balance paid to Pledgee in such proportions). Pledgor's authorized representative and Pledgee's authorized representative shall be named in the joint instructions delivered to Morgan Stanley. Upon receipt of written instructions from either Pledgor's authorized representative or Pledgee's authorized representative that a condition under Section 10(b) has occurred, Morgan Stanley shall at the end of such business day sell that amount of shares from the Escrow Fund as indicated in the written instructions and shall hold the proceeds received from such sale for a period of at least five (5) business days. Upon joint instructions of Pledgor and Pledgee, Morgan Stanley shall be instructed in writing to release the proceeds received from such sale to the appropriate party.

                  (b) CONDITIONS FOR RELEASE OF ESCROW FUND. Pledgor or Pledgee may deliver unilateral instructions for the sale or delivery of stock as follows:


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                  (i)     By the Pledgor provided the sale will generate net
         proceeds, after the deduction of expenses and commissions, of $4.00 per share which proceeds shall reduce the outstanding principal of the Note with the remainder of sales proceeds paid to Pledgor;

                  (ii) By the Pledgor in the event that the liabilities set forth on Exhibit A attached hereto are not paid in accordance with
         Section 6(d) of the Purchase Agreement, then Buyer may sell an amount of shares of stock from the Escrow Fund which will generate net proceeds, after the deduction of expenses and commissions, up to an amount equal to the unpaid amount of such liabilities plus a fee to be retained by Pledgor equal to 40% of such liabilities provided that the net proceeds (other than the 40% fee) are used by Pledgor to pay in full such unpaid liabilities; or

                  (iii) By the Pledgee if the value of the Stock (as measured by the closing price of the shares of common stock of Lahaina Acquisitions, Inc. as quoted on the OTC Bulletin Board) for thirty
         (30) consecutive days is less than 102% of the principal amount of the
         Note in accordance with and subject to the provisions of Section 2(a) of the Note.

                  Notwithstanding the foregoing, the parties hereby agree that shares of stock from the Escrow Fund may only be sold in increments of 1,000 shares. Notice of instructions to Morgan Stanley by one party shall be simultaneously provided to the other party.

         (c) PAYMENT OF LIABILITIES. In the event that shares of stock from the Escrow Fund are sold pursuant to Section 10(b)(ii), Pledgor shall use the proceeds received from the sale of such stock to pay for the liabilities which were not paid by Pledgee in accordance with Section 6(d) of the Purchase Agreement and for the payment of expenses and commissions associated with such sale of stock and the 40% fee to which Pledgor is entitled to receive under
Section 10(b)(ii) above. Pledgor shall furnish Pledgee within five (5) days from the receipt of such proceeds with sufficient evidence of the payment in full of such liabilities. Pledgor hereby agrees to indemnify, defend and hold Pledgee harmless from and against any and all claims, losses, liabilities, costs and expenses (including attorneys' fees and expenses) arising out a breach of Pledgor of this Section 10(c).

         (d) CLAIMS. If either party dispute the occurrence of any of the conditions set forth in Section 10(b) of this Agreement (a "Dispute"), the disputing party shall deliver a written notice of a Dispute (a "Notice of Dispute") to the other party within twenty-four (24) hours from the receipt of notice from the other party that a condition for the release of the shares of stock from the Escrow Fund has occurred. Such Notice of Dispute shall specify the nature of any Dispute, the claims of each party to the Dispute and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim. The parties hereby agree and acknowledge that all Disputes shall be resolved between the parties. If the parties are unable to resolve such Dispute within one (1) business day from the receipt of a Notice of Dispute then the parties hereby agree


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that the Dispute shall be resolved by the decision of an independent third party selected by the parties (the "Arbitrator") in the Arbitrator's sole discretion within five (5) business days from the date of the Notice of Dispute. In the event that the parties are unable to agree upon an Arbitrator, Pledgor and Pledgee hereby agree that John McManus, Esq. shall resolve the Dispute as the Arbitrator. The parties hereby agree that the decision by the Arbitrator shall final and binding on all parties hereto. Pledgor and the Pledgee may enforce any final determination in any state or federal court located in Atlanta, Georgia. The parties hereby agree to issue joint written instructions to Morgan Stanley for the release of the proceeds of the sale of stock from the Escrow Fund promptly upon the resolution of any Dispute by the Arbitrator hereunder. If a Dispute has not arisen between the parties under this Agreement, the parties hereby agree to issue joint written instructions to Morgan Stanley for the release of the proceeds of the sale of the stock from the Escrow Fund no later than the clearance of such sale of stock by Morgan Stanley.

         11. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested,
(c) one (1) business day after delivery by a recognized express overnight courier service or (d) three (3) days after being mailed by certified mail, return receipt requested, to the parties at the following addresses:

                  If to the Pledgor:        Mr. Gerald F. Sullivan
                                            Beachside Holding, LLC
                                            5255 Porter Lane
                                            Gainesville, Georgia 30506
                                            Facsimile Number:

                  with a copy to:           Thomas J. Stalzer, Esquire
                                            Epstein, Becker & Green
                                            The Lenox Building, Suite 1400
                                            3399 Peachtree Road
                                            Atlanta, GA 30326
                                            Facsimile Number: (404) 812-5699

                  If to the Pledgee:        L. Scott Demerau
                                            Lahaina Acquisitions, Inc.
                                            Suite 220
                                            5895 Windward Parkway
                                            Alpharetta, GA 30005
                                            Facsimile Number:

                  with a copy to:           Robert E. Altenbach, Esquire
                                            Kutak Rock LLP
                                            Suite 2100
                                            Peachtree Center South Tower
                                            225 Peachtree Street
                                            Atlanta, GA  30303-1731
                                            Facsimile Number: (404) 222-4654


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         12.    BINDING AGREEMENT. The provisions of this Agreement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the laws of the State of Georgia. This Agreement, together with all documents referred to herein including the Escrow Agreement, constitutes the entire Agreement between the Pledgor and the Pledgee with respect to the matters addressed herein and may not be modified except by a writing executed by the Pledgee and delivered by the Pledgee to the Pledgor. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

         13. SEVERABILITY. If any paragraph or part thereof shall for any reason be held or adjudged to be invalid, illegal or unenforceable by any court of competent jurisdiction, such paragraph or part thereof so adjudicated invalid, illegal or unenforceable shall be deemed separate, distinct and independent, and the remainder of this Agreement shall remain in full force and effect and shall not be affected by such holding or adjudication.

         14. ASSIGNMENT, BINDING EFFECT. Except with the prior written consent of the Pledgee, no assignment or transfer by the Pledgor of the Pledgor's rights and obligations under this Agreement may be made. In addition, Pledgee may not assign its rights under this Agreement to a third party except with the prior written consent of the Pledgor, which shall not be unreasonably withheld. This Agreement shall be binding upon the parties to this Agreement and their respective successors and assigns, shall inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns and any reference to a party to this Agreement shall also be a reference to a successor or assign.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.



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         IN WITNESS WHEREOF, the undersigned have hereunto set their hands and affixed their seals, by and through their duly authorized officers, as of the day and year first above written.

                                         PLEDGOR:

                                         BEACHSIDE HOLDING, LLC


                                         By  /s/
                                            ----------------------------------
                                         Name    Gerald F. Sullivan
                                              --------------------------------
                                         Title   Manager
                                              --------------------------------


                                         PLEDGEE:

                                         LAHAINA ACQUISITIONS, INC.


                                         By  /s/
                                            ----------------------------------
                                         Name    L. Scott Demerau
                                              --------------------------------
                                         Title   President
                                              --------------------------------


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